Exhibit 5.3

[Letterhead of Pillsbury Winthrop LLP]

ONE BATTERY PARK PLAZA NEW YORK, NY 10004-1490 212.858.1000 F:212.858.1500

January 24, 2003

Telesystem International Wireless Inc.
1000 de La Gauchetiere Street West
16th Floor
Montreal, Quebec
H3B 4W5 Canada

Ladies and Gentlemen:

We have acted as special U.S. counsel for Telesystem International Wireless Inc., a Canadian corporation (the “Company”), and Telesystem International Wireless Corporation N.V., a company with limited liability incorporated under the laws of The Netherlands (the “Guarantor”), in connection with the filing by the Company and the Guarantor with the United States Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-3 (the “Registration Statement”), to register the resale of up to U.S. $11,775,103 aggregate principal amount of the Company’s 14% Senior Guaranteed Notes due December 30, 2003 (the “Notes”) issued by the Company to the selling noteholders named therein, payment of which Notes are guaranteed (the “Guarantee”) by the Guarantor.

In so acting, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of:

(i)	the Registration Statement;

(ii)	the indenture (the “Indenture”) dated September 18, 2001, among the Company, the Guarantor and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”);

(iii)	specimens of the Notes; and

(iv)	such documents, records and other instruments as we have deemed necessary for the purposes of this opinion.

In rendering this opinion, we have assumed the accuracy of, and relied upon representations of the Company as to certain factual matters relevant hereto.

Telesystem International Wireless Inc.

On the basis of our review, and assuming that the Notes have been duly authenticated by the Trustee pursuant to the terms of the Indenture, it is our opinion that:

(a)	the Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and

(b)	the Guarantee constitutes a valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms,

subject, in each case, to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws relating to or affecting generally the enforcement of creditors’ rights, to general principles of equity and to an implied covenant of good faith and fair dealing.

We are members of the bar of the State of New York and do not express any opinion herein as to any laws other than the laws of the State of New York and the Federal laws of the United States of America. Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of Canada or the Province of Quebec (including as to the due authorization, execution and delivery of the Notes), we have relied upon the opinion of Fasken Martineau DuMoulin LLP which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement. Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of The Netherlands (including as to the due authorization and execution of the Guarantee), we have relied upon the opinion of Stibbe P.C. which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

Very truly yours,

/s/ Pillsbury Winthrop LLP